Bruce A. Mettler
                               Barbara D. Mettler
                               17901 N. Cherry Rd.
                                 Lodi, CA 95240
                                  209-369-4905

June 27, 2003

BY ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


RE: Bruce A. & Barbara D. Mettler-- Statement on Schedule 13G with respect to Shares of Common Stock of Farmers & Merchants Bancorp

Ladies and Gentlemen:

         Submitted herewith pursuant to Section 13(g) of the Securities Exchange Act of 1934, please find the statement on Schedule 13G filed by Bruce A. & Barbara D. Mettler with respect to the shares of Common Stock of Farmers & Merchants Bancorp (the "Issuer"). We inadvertently failed to file a statement on
Schedule 13G within the required time period following my acquisition of greater than 5% of the Issuer as the Section 13(g) filing requirements were recently brought to my attention and I was previously unaware of these requirements. We acquired the shares of Common Stock of the Issuer over time, primarily through inheritance. The Issuer is the holding company of a community bank in Lodi, California and the securities of the Issuer are not widely held or traded. The Issuer became publicly held following a one bank holding company reorganization which occurred on April 30, 1999. If you have any questions regarding this statement on Schedule 13G, please contact us at the telephone number set forth above.

Very truly yours,

/s/ Bruce A. Mettler

/s/ Barbara D. Mettler